Exhibit 99.1

CVG REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Record 4th Quarter Sales in the Electrical Systems Segment driven by Warehouse Automation

Estimated $100+ million of Net Annualized New Business Awards Secured During 2020, Driven by Warehouse Automation and Electric Vehicles

NEW ALBANY, OHIO (March 9, 2021) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Highlights (Compared with prior-year period, where comparisons are noted)
•Revenue of $216.0 million, up 14.0% due primarily to growth in warehouse automation.
•Operating Income of $5.0 million, up $9.3 million primarily due to higher volume and improved cost structure driven by cost reduction actions taken throughout 2020.
•Adjusted operating income of $8.3 million, up $9.6 million.
•Net loss of $4.1 million, or $(0.13) per share, an increase of $0.11 per share. Adjusted EPS is $(0.05) per share. Included in EPS and Adjusted EPS is a $(0.10) per share tax adjustment, primarily related to valuation allowance.
•Adjusted EBITDA of $13.0 million, up $9.4 million due to $26.5 million more revenues, lower costs and improved sales mix.
•North American MD/HD truck revenues declined $2.6 million which was offset by warehouse automation revenues growing to $34.4 million, with warehouse automation representing 15.9% of Company sales in the 4th quarter of 2020.

Full Year 2020 Highlights (Compared with prior-year period, where comparisons are noted)
•Revenue of $717.7 million, down 20.4% due primarily to the decline in the global commercial vehicle markets somewhat offset by growth in the warehouse automation business.
•Operating loss of $23.2 million primarily caused by the impact of the COVID-19 pandemic on the second quarter and $29.0 million goodwill impairment expense.
•Adjusted operating income of $23.9 million, down $20.6 million caused primarily by the decline in volume due to the COVID-19 pandemic.
•Net loss of $37.0 million, or $(1.20) per share, a decrease of $1.71 per share. Adjusted net loss of $1.7 million, or $(0.06) per share, a decrease of $0.73 per share.
•Adjusted EBITDA of $41.7 million, impacted by decline in truck and other end markets due to the COVID-19 pandemic, somewhat offset by improvements in cost structure and new business wins.
•The FSE acquisition, including warehouse automation, contributed $101.9 million in revenue in 2020 compared to $12.9 million in 2019.
•Estimated $100+ million of net annualized new business awarded to the company in 2020, driven by warehouse automation and electric vehicles.

Harold Bevis, President and Chief Executive Officer of CVG, gave an overview of the company’s results as follows. “Our business is healthy, growing and we are very optimistic about our future. However, we have been seriously impacted by COVID-19 and still have COVID-19 induced supply and cost risks in the business. We aggressively took advantage of this temporary business disruption to revamp our growth programs, our cost structure, and our operating footprint.

Our business goals are to secure new business in new areas, leverage our cost structure, improve our mix and operating margins, and pay down debt. We wish to decrease both our historical customer concentration as well as our industry concentration.

Our people goals are to make the planet a better place through our products and actions; employ a creative, diverse and inclusive workforce; go for it as a team; have fun and enjoy our business relationships. We are proud that we have a great team with many ideas, landed many new customers in exciting new areas in 2020, and generated a few new products.”

Chris Bohnert, Chief Financial Officer commented, "We delivered $216.0 million in sales in the quarter and $717.7 million for the full year 2020, with 2020 full year being down significantly from 2019. The full year and specifically the 2nd quarter were impacted significantly by COVID-19. Warehouse automation is one of our focused growth areas and our goal is to deliver more than $150 million of sales in 2021."

Mr. Bevis continued, "The electric vehicle market is another focused growth area for the future, and the company is a development partner in several new electric vehicle startups. These programs are largely in development phase during 2021 and expected to turn into revenue in one to two years as we design, prototype, tool up and then produce at volume. In parallel, we are also upgrading our quality systems. We are investing in the electric vehicle market.

We have other new business awards in recreational vehicles, material handling equipment, boating, and mass transit. Net new business awards accumulated through 2020 are estimated to be $100+ million per year on an annualized basis, or about 15% of sales and were predominately in warehouse automation and electric vehicle markets. We are attempting to win the same amount of new business awards in 2021.

The growth of e-commerce is driving the need for additional warehouse automation. Industry expectations are for this growth to continue and we are seeing this in our business. We supply components for these warehouse installations, including complete work centers. In the fourth quarter, our sales in to the warehouse automation end market grew to $34.4 million in revenue as we ramped up new products and new capacity to support this business during 2020.

We expanded or repurposed space in four CVG plants in 2020 and we have a fifth plant conversion underway now. We have many global locations, so, we have the footprint to continue this expansion. We expect these volumes to continue to trend upward as we bring online new products, achieve new business awards, and deliver increased volumes on business we already have."

Mr. Bevis concluded, “We are using our decades of know-how coupled with an entrepreneurial spirit to ‘Find a Way’ to deliver better results to our employees and shareholders. We are focused on making CVG a secular growth company and are on that path with much to do. COVID-19 hit us hard in 2020 and is truly still with us in certain ways. We sharpened our focus on new diversified revenue and are happy to report that 2020 was a good kick-start year. This is a multi-year effort and we are committed to making appropriate investments, led by a talented and unique team, and securing new business with differentiated products and services. We are optimistic about our future.”

Fourth Quarter Financial Results
(amounts in millions except per share data and percentages)

	Fourth Quarter
	2020	2019	Change
Revenues	$216.0	$189.5	14.0%
Gross profit	$23.1	$10.2	126.5%
Gross margin	10.7%	5.4%
Adjusted gross profit [1]	$24.7	$12.3	100.8%
Adjusted gross margin [1]	11.4%	6.5%
Operating income (loss)	$5.0	$(4.3)	NM [2]
Operating margin	2.3%	(2.3)%
Adjusted operating income (loss) [1]	$8.3	$(1.3)	NM [2]
Adjusted operating margin [1]	3.8%	(0.7)%
Net loss	$(4.1)	$(7.5)	45.3%
Adjusted net loss [1]	$(1.6)	$(5.3)	69.8%
Earnings per share, basic and diluted	$(0.13)	$(0.24)	45.8%
Adjusted earnings per share, basic and diluted [1]	$(0.05)	$(0.17)	70.6%
Adjusted EBITDA [1]	$13.0	$3.5	271.4%
Adjusted EBITDA margin [1]	6.0%	1.9%
[1] See Appendix A for GAAP to Non-GAAP reconciliation
[2] Not meaningful

Consolidated Results

Fourth Quarter 2020 Results
•Fourth quarter 2020 revenues were $216.0 million compared to $189.5 million in the prior year period, an increase of 14.0%. The increase in revenues reflected the substantial increase in the warehouse automation business and the heavy truck market returning to a comparable level to the prior year. Foreign currency translation also favorably impacted fourth quarter of 2020 revenues by $2.1 million, or by 1%.
•Operating income for the fourth quarter 2020 was $5.0 million compared to operating loss of $4.3 million in the prior year period. The increase in operating income is primarily attributable to higher sales volume, an improved cost structure and an improved sales mix. The fourth quarter of 2020 adjusted operating income was $8.3 million, excluding special charges.
•Interest associated with debt and other expenses was $5.2 million and $3.6 million for the fourth quarter ended December 31, 2020 and 2019, respectively.
•Net loss was $4.1 million, or $(0.13) per diluted share, for the fourth quarter 2020 compared to $7.5 million, or $(0.24) per diluted share, in the prior year period. Included in EPS for the fourth quarter 2020 was a $(0.10) per share tax adjustment, primarily related to valuation allowance.
•The Company paid down $5.0 million of additional principal on the term loan facility in the fourth quarter 2020.

At December 31, 2020, the Company had no outstanding borrowings under the revolving credit facility and had $50.5 million of cash and $88.4 million of availability from the revolving credit facility, resulting in liquidity of $138.9 million.

Segment Results

Electrical Systems Segment

Fourth Quarter 2020 Results
•Revenues for the Electrical Systems segment in the fourth quarter 2020 were a Company record of $138.6 million compared to $113.9 million for the prior year period, an increase of 21.7% primarily as a result of business growth in warehouse automation. Foreign currency translation favorably impacted fourth quarter 2020 revenues by $0.5 million, or by 0.5%.
•Operating income for the fourth quarter 2020 was $7.8 million compared to operating income of $1.1 million in the prior year period. The increase in operating income was primarily attributable to increased sales and an improved cost structure. The fourth quarter of 2020 adjusted operating income increased to $10.2 million, excluding special charges.

Global Seating Segment

Fourth Quarter 2020 Results
•Revenues for the Global Seating segment in the fourth quarter of 2020 were $79.1 million compared to $76.5 million in the prior year period, an increase of 3.4%. Foreign currency translation favorably impacted fourth quarter 2020 revenues by $1.5 million, or by 2.0%.
•Operating income for the fourth quarter of 2020 was $2.0 million compared to operating loss of $0.6 million in the prior year period. The increase in operating income is primarily attributable to higher sales volume and an improved cost structure. The fourth quarter of 2020 adjusted operating income was $2.1 million, excluding special charges.

2021 Demand Outlook
According to a February 2021 report by ACT Research, a publisher of industry market research, 2020 North American Class 8 truck build production was 214,249 units and Class 5-7 production was 223,495 units. 2021 North American Class 8 truck production levels are expected to be at 302,000 units and Class 5-7 production are expected to be at 246,000 units. This outlook supports demand for the company’s truck products. The outlook for electric vehicle adoption rates are favorable as well and supports continuance of the company's development programs in Electric Vehicles.
According to LogisticsIQ, demand for warehouse automation products is expected to grow approximately 14% per year through 2026. This outlook supports demand for the company's warehouse automation products.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Wednesday, March 10, 2021, at 10:00 a.m. ET. Management intends to reference the Q4 2020 Earnings Call Presentation during the conference call. To participate, dial (833) 235-5650 using conference code 3295694. International participants dial (647) 689-4139 using conference code 3295694.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (800) 585-8367 using access code 3295694 and international callers can dial (416) 621-4642 using access code 3295694.

Company Contact

Christopher H. Bohnert
CFO
CVG
(614) 289-0414

About CVG

CVG is a global provider of components and assemblies into two primary end markets – the global vehicle market and the U.S. technology integrator markets. The company provides components and assemblies to global vehicle companies to build original equipment and provides aftermarket products for fleet owners. The company also provides mechanical assemblies to warehouse automation integrators and to U.S. military technology integrators.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company’s prospects in the wire harness, warehouse automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Twelve Months Ended December 31, 2020 and 2019
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	2020	2019	2020	2019
Revenues	$216,001	$189,485	$717,699	$901,238
Cost of revenues	192,862	179,317	643,623	796,101
Gross profit	23,139	10,168	74,076	105,137
Selling, general and administrative expenses	17,304	13,571	64,794	62,549
Goodwill and other impairment	—	—	29,017	—
Amortization expense	859	872	3,434	1,952
Operating income (loss)	4,976	(4,275)	(23,169)	40,636
Other (expense) income	22	217	(728)	(2,225)
Interest expense	5,210	3,611	20,603	16,855
Income (loss) before provision for income taxes	(212)	(7,669)	(44,500)	21,556
Provision (benefit) for income taxes	3,924	(135)	(7,451)	5,778
Net income (loss)	$(4,136)	$(7,534)	$(37,049)	$15,778
Earnings (loss) per common share
Basic	$(0.13)	$(0.24)	$(1.20)	$0.52
Diluted	$(0.13)	$(0.24)	$(1.20)	$0.51
Weighted average shares outstanding
Basic	31,088	30,758	30,943	30,602
Diluted	31,088	30,758	30,943	30,823

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2020 and 2019
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	2020	2019
Current assets:
Cash	$50,503	$39,511
Accounts receivable, net of allowances of $644 and $433, respectively	151,101	115,099
Inventories	91,247	82,872
Other current assets	17,686	18,490
Total current assets	310,537	255,972
Property, plant and equipment, net of accumulated depreciation of $159,026 and $154,939, respectively	62,776	73,686
Operating lease right-of-use asset, net	30,047	34,960
Goodwill	—	27,816
Intangible assets, net of accumulated amortization of $14,831 and $11,440, respectively	21,804	25,258
Deferred income taxes, net	25,981	14,654
Other assets	3,228	3,480
TOTAL ASSETS	$454,373	$435,826
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112,402	$63,058
Current operating lease liabilities	9,236	7,620
Accrued liabilities and other	40,820	32,673
Current portion of long-term debt	2,429	3,256
Total current liabilities	164,887	106,607
Long-term debt	144,147	153,128
Long-term operating lease liabilities	23,932	29,414
Pension and other post-retirement liabilities	15,296	10,666
Other long-term liabilities	10,741	7,323
Total liabilities	359,003	307,138
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 31,249,811 and 30,801,255 shares issued and outstanding, respectively)	313	323
Treasury stock, at cost: 1,560,623 and 1,464,392 shares, respectively	(11,893)	(11,230)
Additional paid-in capital	249,312	245,852
Retained deficit	(97,356)	(60,307)
Accumulated other comprehensive loss	(45,006)	(45,950)
Total stockholders’ equity	95,370	128,688
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$454,373	$435,826

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended December 31, 2020
	Electrical Systems		Global Seating		Corporate / Other		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Revenues
External revenues	$137,974	$113,013	$78,027	$76,472	$—	$—	$216,001	$189,485
Intersegment revenues	605	888	1,059	20	(1,664)	(908)	—	—
Total revenues	$138,579	$113,901	$79,086	$76,492	$(1,664)	$(908)	$216,001	$189,485
Gross profit	14,603	5,780	8,503	4,405	33	(17)	23,139	10,168
Selling, general & administrative expenses	6,114	3,961	6,363	4,870	4,827	4,740	17,304	13,571
Amortization expense	729	739	130	133	—	—	859	872
Operating income (loss)	$7,760	$1,080	$2,010	$(598)	$(4,794)	$(4,757)	$4,976	$(4,275)

	Twelve Months Ended December 31, 2020
	Electrical Systems		Global Seating		Corporate / Other		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Revenues
External revenues	$443,363	$522,484	$274,336	$378,754	$—	$—	$717,699	$901,238
Intersegment revenues	2,592	8,417	3,494	2,794	(6,086)	(11,211)	—	—
Total revenues	$445,955	$530,901	$277,830	$381,548	$(6,086)	$(11,211)	$717,699	$901,238
Gross profit	42,811	60,008	31,635	45,201	(370)	(72)	74,076	105,137
Selling, general & administrative expenses	19,811	15,815	18,355	20,429	26,628	26,305	64,794	62,549
Goodwill and other impairment	23,415	—	4,809	—	793	—	29,017	—
Amortization expense	2,917	1,415	517	537	—	—	3,434	1,952
Operating income (loss)	$(3,332)	$42,778	$7,954	$24,235	$(27,791)	$(26,377)	$(23,169)	$40,636

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Gross profit	$23,139	$10,168	$74,076	$105,137
Restructuring	1,556	2,160	4,718	2,160
Adjusted gross profit	$24,695	$12,328	$78,794	$107,297
% of revenues	11.4%	6.5%	11.0%	11.9%

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Operating income (loss)	$4,976	$(4,275)	$(23,169)	$40,636
Restructuring	1,631	2,958	6,914	2,958
Deferred consideration purchase accounting	999	—	4,960	—
Investigation	687	—	3,954	—
CEO transition	—	—	2,256	—
Impairment of goodwill and long-lived assets	—	—	29,017	—
FSE acquisition costs	—	—	—	900
Adjusted operating income (loss)	$8,293	$(1,317)	$23,932	$44,494
% of revenues	3.8%	(0.7)%	3.3%	4.9%

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss)	(4,136)	(7,534)	(37,049)	15,778
Operating income (loss) adjustments	3,317	2,958	47,101	3,858
Non-cash pension expense	—	—	—	2,500
Adjusted (benefit) provision for income taxes[1]	(829)	(740)	(11,775)	(1,590)
Adjusted net income (loss)	$(1,648)	$(5,316)	$(1,723)	$20,546

Diluted EPS	$(0.13)	$(0.24)	$(1.20)	$0.51
Adjustments to diluted EPS	$0.08	$0.07	$1.14	$0.16
Adjusted diluted EPS	$(0.05)	$(0.17)	$(0.06)	$0.67
1.Reported Tax (Benefit) Provision adjusted for tax effect of special charges at 25%

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss)	(4,136)	(7,534)	(37,049)	15,778
Interest expense	5,210	3,611	20,603	16,855
Provision (benefit) for income taxes	3,924	(135)	(7,451)	5,778
Depreciation expense	3,799	3,777	15,059	13,562
Amortization expense	859	872	3,434	1,952
Impairment of goodwill and long-lived assets	—	—	29,017	—
EBITDA	$9,656	$591	$23,613	$53,925
% of revenues	4.5%	0.3%	3.3%	6.0%

EBITDA adjustments
Restructuring	1,631	2,958	6,914	2,958
Deferred consideration purchase accounting	999	—	4,960	—
Investigation	687	—	3,954	—
CEO transition	—	—	2,256	—
Non-cash pension expense	—	—	—	2,500
FSE acquisition costs	—	—	—	900
Adjusted EBITDA	$12,973	$3,549	$41,697	$60,283
% of revenues	6.0%	1.9%	5.8%	6.7%

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix B: Segment Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except percentages)

	Three Months Ended December 31, 2020
	Electrical Systems	Global Seating	Corporate / Other	Total
Operating income (loss)	$7,760	$2,010	$(4,794)	$4,976
Restructuring	1,459	114	58	1,631
Deferred consideration purchase accounting	999	—	—	999
Investigation	—	—	687	687
Adjusted operating income (loss)	$10,218	$2,124	$(4,049)	$8,293
% of revenues	7.4%	2.7%		3.8%

	Twelve Months Ended December 31, 2020
	Electrical Systems	Global Seating	Corporate / Other	Total
Operating income (loss)	$(3,332)	$7,954	$(27,791)	$(23,169)
Restructuring	4,149	1,126	1,639	6,914
Deferred consideration purchase accounting	4,960	—	—	4,960
Investigation	—	—	3,954	3,954
CEO transition	—	—	2,256	2,256
Impairment of goodwill and long-lived assets	23,415	4,809	793	29,017
Adjusted operating income (loss)	$29,192	$13,889	$(19,149)	$23,932
% of revenues	6.5%	5.0%		3.3%

	Three Months Ended December 31, 2019
	Electrical Systems	Global Seating	Corporate / Other	Total
Operating income (loss)	$1,080	$(598)	$(4,757)	$(4,275)
Restructuring	2,159	489	310	2,958
Adjusted operating income (loss)	$3,239	$(109)	$(4,447)	$(1,317)
% of revenues	2.8%	(0.1)%		(0.7)%

	Twelve Months Ended December 31, 2019
	Electrical Systems	Global Seating	Corporate / Other	Total
Operating income (loss)	$42,778	$24,235	$(26,377)	$40,636
Restructuring	2,159	489	310	2,958
FSE acquisition costs	—	—	900	900
Adjusted operating income (loss)	$44,937	$24,724	$(25,167)	$44,494
% of revenues	8.5%	6.5%		4.9%

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.